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Exhibit (a)(1)(A)

TYCO INTERNATIONAL LTD.

COMPANY NOTICE
TO HOLDERS OF
TYCO INTERNATIONAL LTD.
LIQUID YIELD OPTION™ NOTES DUE 2020
(ZERO COUPON—SENIOR)

CUSIP No.: 902124 AC 0

        NOTICE IS HEREBY GIVEN to Holders of Tyco International Ltd. Liquid Yield Option™ Notes Due 2020 (Zero Coupon-Senior) (the "Securities") under that Indenture dated as of November 17, 2000, as amended by Supplemental Indenture No. 1 dated as of October 17, 2003 (together, the "Indenture"), by and between Tyco International Ltd., a company organized under the laws of Bermuda (the "Company"), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Paying Agent"), as successor trustee to State Street Bank and Trust Company, N.A.

        This notice is being sent to Holders pursuant to Section 3.8 of the Indenture. Capitalized terms used in this Notice, unless otherwise defined herein, shall have the meanings given such terms in the Indenture.

        At your option (the "Put Option"), you may require the Company to purchase your Securities, subject to the terms and conditions of the Indenture, on Monday, November 19, 2007 (the "Purchase Date"). The purchase price payable in respect of a Security is $823.44 per $1,000 Principal Amount at maturity of the Securities (the "Purchase Price"), subject to the terms and conditions of the Indenture, the Securities and the Company Notice and related offer materials, as amended and supplemented from time to time (the "Option Materials").

        The Company will pay the Purchase Price in cash.

        If you elect to require the Company to repurchase your Securities at the Purchase Price, you must do so by tendering a Purchase Notice to the Paying Agent (and not withdrawing such Purchase Notice as provided below), according to the terms of the Indenture, prior to 5:00 p.m., Eastern Time, on November 19, 2007. The right of Holders to surrender Securities for purchase in the Put Option expires at 5:00 p.m., Eastern Time on November 19, 2007.

        Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., Eastern Time, on the Purchase Date by means of a written notice of withdrawal delivered to the office of the Paying Agent, specifying: (i) the certificate number of the Securities with respect to which such notice of withdrawal is being submitted; (ii) the Principal Amount of the Securities with respect to which such notice of withdrawal is being submitted; and (iii) the Principal Amount, if any, of such Securities which remain subject to the original Purchase Notice, and which have been or will be delivered for purchase by the Company.

        The Purchase Price for any Security as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the expiration of the Put Option. The Paying Agent must receive your validly surrendered Securities before the Purchase Price for your Securities will be paid.

Exhibit (a)(1)(A)

        The addresses for the Paying Agent are as follows:

By Hand:	By Registered or Certified Mail or Overnight Courier:
U.S. Bank National Association West Side Flats Operations Center Corporate Trust Services 60 Livingston Avenue 1st Floor—Bond Drop Window St. Paul, MN 55107	U.S. Bank National Association West Side Flats Operations Center Corporate Trust Services 60 Livingston Avenue 2nd Floor—Specialized Finance St. Paul, MN 55107
Or	or
U.S. Bank National Association Corporate Trust Services 100 Wall Street, Suite 1600 16th Floor—Bond Drop Window New York, NY 10005	U.S. Bank National Association Corporate Trust Services 100 Wall Street, Suite 1600 New York, NY 10005

        HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        If you do not elect to require the Company to purchase your Securities, you will maintain the right to convert your Securities into Shares in accordance with and subject to the terms of the Indenture and paragraph 8 of the Securities. The Conversion Rate for the Securities as of October 18, 2007 was 2.575 common shares of Tyco International Ltd., nominal value $0.80 per share (the "Common Shares"), 2.575 Common Shares of Covidien Ltd., and 2.575 Common Shares of Tyco Electronics Ltd. per $1,000 Principal Amount at maturity. Securities as to which a Purchase Notice has been given may be converted only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture and paragraph 8 of the Securities. If you desire to convert your Securities, you may do so by tendering your Securities to the Conversion Agent, according to the terms of the Indenture, at the address of the Conversion Agent, which address is the same as the address for the Paying Agent provided above.

        Please direct any questions to:

        U.S. Bank National Association, Specialized Finance, by calling Customer Service at 1-800-934-6802.

        Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Company Notice is October 19, 2007.

        No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees is making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice and the accompanying Purchase Notice, because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

1.     Who is offering to purchase my Securities?

        Tyco International Ltd., a company organized under the laws of Bermuda (the "Company" or "Tyco"), is offering to purchase your validly surrendered Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior) (the "Securities"). (Page 4)

2.     What securities are you seeking to purchase?

        We are offering to purchase all of the Securities surrendered, at the option of the holder thereof (the "Holder"). As of October 18, 2007, there were approximately $408,000 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of November 17, 2000 (the "Indenture"), between Tyco and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Paying Agent"), as successor trustee to State Street Bank and Trust Company, N.A. as amended by the Supplemental Indenture No. 1 dated as of October 17, 2003, by and among the Company and the Trustee. (Page 4)

3.     How much are you offering to pay and what is the form of payment?

        Pursuant to the terms of paragraph 3.8 of the Indenture, we will pay, in cash, a purchase price of $823.44 per $1,000 principal amount at maturity of the Securities (the "Purchase Price") with respect to Tyco Electronics, Covidien and any and all Securities validly surrendered for purchase and not withdrawn. (Page 4)

4.     How can I determine the market value of the Securities?

        There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. To the extent available, you are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Common Shares of Tyco International Ltd., Tyco Electronics Ltd. and Covidien Ltd. into which the Securities are convertible are primarily listed on the New York Stock Exchange ("NYSE") and Bermuda Stock Exchange under the symbols "TYC", "TEL" and "COV", respectively. On October 18, 2007, the last reported sales price of the Common Shares on the NYSE was $43.54 per share; the last reported sales price of Covidien Ltd's common shares on the NYSE was $40.80 per share; and the last reported sales price of Tyco Electronics Ltd. common shares on the NYSE was $36.88. (Page 5-6)

5.     Why are you making the offer?

        We are required to make the offer pursuant to the terms of the Securities and of the Indenture.

6.     What does the board of directors of the Company think of the Put Option?

        Although Tyco's board of directors approved the terms of the Put Option included in the Indenture and the Securities, the board of directors has not made any recommendation as to whether you should surrender your Securities for purchase in the offer. You must make your own decision whether to surrender your Securities for purchase in the offer and, if so, the amount of Securities to surrender. (Page 5-6)

7.     When does the Put Option expire?

        The Put Option expires at 5:00 p.m., Eastern Time, on Monday, November 19, 2007 (the "Purchase Date"). We will pay for purchased Securities promptly following the expiration of the Put Option. The Paying Agent must receive your validly surrendered Securities before we will pay for your Securities. (Page 4)

8.     What are the conditions to the purchase by Tyco of the Securities?

        The purchase by Tyco of Securities as to which a Purchase Notice has been delivered and not validly withdrawn is conditioned upon you delivering the Security, together with necessary endorsements, to the Paying Agent at the same time, or at any time after, delivery of the Purchase Notice. Additionally, the purchase by Tyco of the Securities under the Put Option is conditioned upon there being no Event of Default under the Indenture that has occurred and is continuing and upon the purchase being lawful. There is currently no Event of Default under the Indenture. (Page 7)

9.     How do I surrender my Securities?

        To surrender your Securities for purchase pursuant to the Put Option, you must deliver the Purchase Notice and related documents to the Paying Agent no later than 5:00 p.m., Eastern Time, on November 19, 2007.

        HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents, on or before 5:00 p.m., Eastern Time, on November 19, 2007. The Holder is required to deliver to the Paying Agent the certificate representing the Securities surrendered prior to receiving payment of the Purchase Price.

        A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the Holder's behalf.

        A Holder who is a DTC participant may elect to surrender their Securities by delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or before 5:00 p.m., Eastern Time, on November 19, 2007.

        Holders who are DTC participants should surrender their Securities electronically through DTC's Automated Tenders over the Participant Terminal System ("PTS"), subject to the terms and procedures of that system on or before 5:00 p.m., Eastern Time, on November 19, 2007. (Pages 7-8)

10.   If I surrender, when will I receive payment for my Securities?

        We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option, and we will pay for all validly surrendered Securities promptly following that expiration of the

Put Option. Pursuant to the terms of the Indenture, we will promptly forward to the Paying Agent on November 20, 2007 the appropriate amount of funds required to pay the Purchase Price for the surrendered Securities. The Paying Agent will then promptly distribute the funds to the Holders. Holders must deliver their Securities to the Paying Agent before the Paying Agent will distribute their funds. (Page 9)

11.   Until what time can I withdraw previously surrendered Securities?

        You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., Eastern Time, on November 19, 2007. You may also withdraw previously surrendered Securities at any time after 12:01 a.m., Eastern Time, on December 14, 2007, the expiration of 40 business days from the date of this Company Notice, if your Securities have not yet been accepted for payment by Tyco. (Page 8)

12.   How do I withdraw previously surrendered Securities?

        To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent prior to 5:00 p.m., Eastern Time, on November 19, 2007.

        HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Page 8)

13.   Do I need to do anything if I do not wish to surrender my Securities for purchase?

        No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 5)

14.   If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

        No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 (the "$1,000 principal amount") or an integral multiple thereof. (Page 7-8)

15.   If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

        If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of a Security into 2.575 Common Shares of each of Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd. as of October 18, 2007, subject to the terms, conditions and adjustments specified in the Indenture and paragraph 8 of the Securities. (Page 5)

16.   If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?

        The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 10-12)

17.   Who is the Paying Agent?

        U.S. Bank National Association, the trustee for the Securities, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice. (Page 4)

18.   Who can I ask if I have questions about the Put Option?

        Questions and requests for assistance in connection with the surrender of Securities for purchase in this Put Option may be directed to U.S. Bank National Association, Specialized Finance, by calling Customer Service at 1-800-934-6802.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

        1.     Information Concerning the Company.    Tyco International Ltd., a company organized under the laws of Bermuda (the "Company" or "Tyco"), is offering to purchase its Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior) (the "Securities"). The Company is the subject company of the Put Option with respect to the Securities.

        Tyco is a diversified manufacturing and service company that:

  •
  designs, sells, installs, services and monitors electronic security systems to residential, commercial, industrial and governmental customers through its ADT Worldwide segment;

  •
  designs, sells, installs and services fire detection and fire suppression systems to commercial, industrial and governmental customers though its Fire Protection Services segment;

  •
  designs, manufactures, sells and services valves, pipes, fittings, valve automation and heat tracing products for the water and wastewater markets, the oil and energy markets and other process industries through its Flow Control segment;

  •
  designs, manufactures and sells fire protection, security and life safety products, including fire suppression products, breathing apparatus, intrusion security, access control and video management systems through its Safety Products segment; and

  •
  designs, manufactures and sells galvanized steel tubing and pipe products, as well as cable products, including pre-wired armored cable and flexible conduit products for commercial construction through its Electrical and Metal Products segment.

        Tyco is a diversified global company that provides vital products and services to its customers in more than 60 countries. Tyco completed the spin-off of its healthcare and electronics businesses on June 29, 2007 and today has annual revenue of more than $18 billion and 110,000 employees.

        Tyco's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC."

        Tyco maintains its registered and principal executive offices at Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is (441) 292-8674. The executive offices of Tyco's principal United States subsidiaries are located at 9 Roszel Road, Princeton, New Jersey 08540. The telephone number there is (609) 720-4200.

        2.     Information Concerning the Securities.    The Securities were issued under an Indenture, dated as of November 17, 2000 (the "Indenture"), between the Company and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Paying Agent") (successor trustee to State Street Bank and Trust Company, N.A.). The Securities mature on November 17, 2020.

        The Indenture was amended pursuant to Supplemental Indenture No. 1, dated as of October 17, 2003, by and among the Company and the trustee, to extend the period during which a holder of Securities (a "Holder") may surrender Securities in compliance with United States federal securities laws.

          2.1   The Company's Obligation to Purchase the Securities; Purpose of the Transaction.    Pursuant to the terms of the Indenture and the Securities, unless earlier redeemed, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder's option on November 19, 2007 and November 17, 2014. The purchase price will be $823.44 per $1,000 principal amount at maturity ("$1000 principal amount") on November 19, 2007 and $914.24 per $1000 principal amount on November 17, 2014.

          This Put Option will expire at 5:00 p.m., Eastern Time, on Monday, November 19, 2007 (the "Purchase Date"), and the purchase will be made promptly following the expiration of the Put Option. Pursuant to the terms of the Indenture, the Company will deliver funds to the Paying Agent on November 20, 2007 (the "Payment Date"). The payment by the Company for validly surrendered Securities is subject to the Paying Agent's receipt of the certificate(s) representing the surrendered Securities

          2.2   Purchase Price.    Pursuant to the terms of the Securities, the purchase price to be paid by the Company for the Securities on the Payment Date is $823.44 per $1,000 principal amount of the Securities (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase on or before 5:00 p.m., Eastern Time, on November 19, 2007 and not withdrawn prior to that time. Securities surrendered for purchase will be accepted only in $1,000 principal amount or integral multiples thereof. The Original Issue Discount (as defined in the Indenture) will cease to accrue on the Purchase Date unless the Company defaults in making payment on Securities validly surrendered for purchase and not withdrawn.

          The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Shares (as defined below). Thus, the Purchase Price may be significantly higher or lower than the current market price of the Securities. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Shares before making a decision whether to surrender their Securities for purchase.

          None of the Company or its board of directors or employees is making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder's assessment of current market value of the Securities and the Common Shares and other relevant factors.

          2.3   Conversion Rights of the Securities.    The Securities are convertible into Tyco common shares $0.80 nominal value per share (the "Common Shares"), in accordance with and subject to the terms of the Indenture and paragraphs 8 and 9 of the Securities. The Conversion Rate of the Securities as of October 18, 2007 was 2.575 Common Shares of Tyco International Ltd., 2.575 Common Shares of Covidien Ltd., and 2.575 Common Shares of Tyco Electronics Ltd. per $1,000 principal amount of the Securities. This Conversion Rate is subject to change pursuant to the terms set forth in the Indenture. The Paying Agent is currently acting as Conversion Agent for the Securities.

          Holders that do not surrender their Securities for purchase pursuant to the Option Materials will maintain the right to convert their Securities into Common Shares. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Purchase Notice has been validly withdrawn prior to 5:00 p.m., Eastern Time, on the Purchase Date, as described in Section 4 hereto.

          2.4   Market for the Securities and Tyco Common Shares.    There is no established reporting system or trading market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Securities are held through the Depository Trust Company ("DTC"). As of October 18, 2007, there was approximately $408,000 aggregate principal amount at maturity of Securities outstanding and DTC was and is the sole record holder of the Securities.

          The Common Shares and the shares of Tyco Electronics Ltd. and Covidien Ltd. into which the Securities are convertible are primarily listed on the NYSE under the symbols "TYC," "TEL" and "COV", respectively, each of which also trade on the Bermuda stock exchange. The following table sets forth, for the fiscal quarters indicated, and on a reverse stock split adjusted basis, the high and low sales prices of the Common Shares as reported on the NYSE and the dividends paid on the Company's Common Shares.

TYCO INTERNATIONAL LTD.

Fiscal Year Ended September 30, 2008	High	Low	Dividends on Common Shares (per share)
1st Quarter (through October 18, 2007)	$46.95	$41.68	$—
2007
4th Quarter	$54.17	$39.78	$0.15
3rd Quarter	53.36	40.69	0.40
2nd Quarter	53.83	31.80	0.40
1st Quarter	52.09	30.00	0.40
2006
4th Quarter	$48.69	$43.81	$0.40
3rd Quarter	43.90	39.57	0.40
2nd Quarter	44.70	40.44	0.40
1st Quarter	48.69	38.90	0.40

          The tables below set forth the high and low sales price for Covidien Ltd's and Tyco Electronics Ltd's common shares for the period since their separation from Tyco International Ltd.

COVIDIEN LTD.

Fiscal Year Ended September 30, 2008	High	Low	Dividends on Common Shares (per share)
1st Quarter (through October 18, 2007)	$42.86	$40.32	$—
2007
4th Quarter	$45.00	$36.90	$0.16

TYCO ELECTRONICS LTD.

Fiscal Year Ended September 30, 2008	High	Low	Dividends on Common Shares (per share)
1st Quarter (through October 18, 2007)	$37.50	$34.92	$—
2007
4th Quarter	$41.28	$32.00	$0.14

          On October 18, 2007, the last reported sales price of Tyco's Common Shares on the NYSE was $43.54 per share. As of such date, there were 467,660,421 Common Shares outstanding. The last reported sales price of Covidien Ltd's common shares on the NYSE on October 18, 2007 was $40.80 per share and there were 497,175,669 common shares of Covidien Ltd. reported outstanding as of August 7, 2007. The last reported sales price of Tyco Electronics Ltd's common shares on the NYSE on October 18, 2007 was $36.88 and there were 497,193,438 common shares of Tyco Electronics Ltd. reported outstanding as of August 8, 2007.

          We urge you to obtain current market information for the Securities, to the extent available, and the Common Shares before making any decision to surrender your Securities pursuant to the Put Option.

          We may from time to time enter into financing agreements that contain financial covenants and restrictions, some of which may limit the ability of Tyco to pay dividends. Future dividends on our Common Shares, if any, will be at the discretion of Tyco's board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

          2.5   Redemption.    No sinking fund is provided for the Securities. Prior to November 17, 2007, we cannot redeem the Securities at our option. Beginning on November 17, 2007, we may redeem the Securities for cash in whole at any time, or in part from time to time. We will give not less than 15 days nor more than 60 days notice of redemption by mail to holders of Securities. Holder may convert Securities or portions of Securities called for redemption, until the close of business on the day that is two business days prior to the redemption date. The redemption price is equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture and as provided for in the Securities) to the date of redemption.

          2.6   Change in Control.    Subject to the terms of the Indenture, the Holder may require the Company to redeem his or her Securities if there is a Change in Control (as defined in the Indenture) occurring on or prior to November 17, 2007, at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Indenture) to the date of redemption.

          2.7   Ranking.    The Securities are unsecured and unsubordinated obligations and rank equal in right of payment with all our existing and future unsecured and unsubordinated indebtedness. The Securities are structurally subordinated to the indebtedness and other obligations of our subsidiaries.

          2.8   Conditions.    The purchase by the Company of Securities as to which a Purchase Notice has been delivered and not validly withdrawn is conditioned upon the Holder delivering the Security, together with necessary endorsements, to the Paying Agent at the same time, or at any time after, delivery of the Purchase Notice. Additionally, the purchase by the Company of the Securities under the Put Option is conditioned upon there being no Event of Default under the Indenture that has occurred and is continuing and upon the purchase being lawful. There is currently no Event of Default under the Indenture.

        3.     Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase.    Holders will not be entitled to receive the Purchase Price for their Securities unless they validly deliver a Purchase Notice and related materials to the Paying Agent on or prior to 5:00 p.m., Eastern Time, on November 19, 2007 and do not withdraw such Purchase Notice on or before 5:00 p.m., Eastern Time, on November 19, 2007. Additionally, Holders will not be eligible to receive the Purchase Price until such time as any certificates representing the surrendered Securities are delivered to the Paying Agent Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof.

        If Holders do not validly deliver a Purchase Notice to the Paying Agent on or before 5:00 p.m., Eastern Time, on November 19, 2007, their Securities will remain outstanding subject to the existing terms of the Securities.

          3.1   Method of Delivery.    The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC's Automatic Tenders over the Participant Terminal System ("PTS"), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Security or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of November 19, 2007 to permit delivery to the Paying Agent prior to 5:00 p.m., Eastern Time, on November 19, 2007.

          3.2   Purchase Notice.    Pursuant to the Indenture, the Purchase Notice must contain:

    •
    the certificate number(s) of the Securities being delivered for purchase;

    •
    the portion of the principal amount of the Securities to be purchased, which portion must be in principal amounts of $1,000 at maturity or an integral multiple thereof; and

    •
    a statement that such Securities shall be purchased by Tyco pursuant to the terms and conditions specified in the Indenture and the Securities.

          3.3   Delivery of Securities.

          Securities in Certificated Form. To receive the Purchase Price, Holders of Securities in certificated form regarding which a Purchase Notice has been timely delivered and received, must deliver to the Paying Agent such certificate. The Holder may surrender his Securities without delivering such certificates. However, no Purchase Price will be paid until the Paying Agent receives such certificate.

          Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder's behalf.

          Securities in Global Form. A Holder who is a DTC participant may elect to surrender to Tyco his or her beneficial interest in the Securities by:

    •
    delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or prior to 5:00 p.m., Eastern Time, on November 19, 2007; and

    •
    electronically transmitting his or her acceptance through DTC's PTS, subject to the terms and procedures of that system, on or prior to 5:00 p.m., Eastern Time, on November 19, 2007. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

        Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company does not constitute delivery to the Paying Agent.

        HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        4.     Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., Eastern Time, on November 19, 2007. Holders may also withdraw surrendered Securities at any time after 12:01 a.m., Eastern Time, on December 14, 2007, the expiration of 40 business days from the date of this Company Notice, if their Securities have not yet been accepted for payment. In order to withdraw Securities, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

  •
  the certificate number(s) and principal amount at maturity of the Securities with respect to which such notice of withdrawal is being submitted;

  •
  the principal amount at maturity, if any, of such Securities which remain subject to the original Purchase Notice and which have been or will be delivered for purchase by the Company; and

  •
  the Holder's signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

        The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) unless such Securities have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Put Option. Securities withdrawn from the Put Option may be resurrendered on or before 5:00 p.m., Eastern Time, on November 19, 2007 by following the surrender procedures described in Section 3 above.

        HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

        5.     Payment for Surrendered Securities. We will pay for validly surrendered Securities promptly following the expiration of the Put Option. We will forward to the Paying Agent, no later than 10:00 a.m., Eastern Time, on November 20, 2007 the appropriate amount of funds required to pay the Purchase Price for the surrendered Securities. The Paying Agent will then promptly distribute the cash to each Holder who validly surrendered Securities. A Holder must deliver the Holder's Securities to the Paying Agent before the Paying Agent will distribute the Purchase Price to the Holder.

        The total amount of funds required by the Company to purchase all of the Securities is approximately $335,963.52 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, the Company intends to use available cash to purchase the Securities.

        6.     Securities Acquired. Any Securities purchased by the Company pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        7.     Plans or Proposals of the Company. Other than as described in the following sentence and elsewhere herein, the Company currently has no plans which would be material to a Holder's decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

  •
  any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in the corporate structure or business of the Company;

  •
  any class of equity securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

  •
  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

  •
  any changes in the charter, bylaws or other governing instruments of the Company, or other actions that could impede the acquisition of control of the Company.

        The Company continues to assess the strategic fit of its various businesses and is considering divestitures where businesses do not align with its long term vision. The Company will explore a number of strategic alternatives for under-performing or non-strategic businesses including possible divestiture. In July 2007, the Board of Directors of the Company approved for divestiture the Company's Infrastructure Services business, which is part of its corporate and other segment. The Infrastructure Services business had total net revenue of $1.2 billion and operating income of $55 million in 2006.

8.
Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. To the knowledge of the Company:

•
none of the Company, or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•
none of the officers or directors of the subsidiaries of the Company has any beneficial interest in the Securities;

•
the Company will not purchase any Securities from such persons; and

•
during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

        A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

        In connection with his or her services to the Company and its affiliates, each of our directors and executive officers is a party to ordinary course stock option, stock unit and/or restricted stock plans or other arrangements involving Common Shares. Except as described above, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of its securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        9.     Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until the expiration of at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its respective affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Shares, the business and financial position of the Company, and general economic and market conditions.

        10.   Material United States Tax Considerations. The following discussion summarizes certain United States federal income tax consequences resulting from the surrender of the Securities for purchase pursuant to the Put Option. It is provided for general informational purposes only and is not tax advice. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, and judicial decisions, all as currently in effect, and all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Securities are held as "capital assets" within the meaning of section 1221 of the Code. The discussion does not address all of the federal income tax consequences that may be relevant to you in light of your particular tax situation or to certain classes of holders subject to special treatment under the federal income tax laws, (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Securities as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar).

        THIS SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE PUT OPTION, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN THE TAX LAWS.

        As used herein, a U.S. Holder means a beneficial owner of Securities that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used herein, the term "Non-U.S. Holder" means a beneficial owner of Securities, other than a partnership, that is not a U.S. Holder as defined above.

        The tax treatment of a partnership that holds Securities will generally depend on the status of the partners and the activities of the partnership. Holders that are partnerships should consult their own tax advisors about the U.S. federal income tax consequences of surrendering Securities pursuant to the Put Option.

        Sale of Securities Pursuant to the Put Option by U.S. Holders.    A U.S. Holder's receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules described below, a U.S. Holder will generally recognize capital gain or loss on the sale of a Security in an amount equal to the difference between the amount of cash received for the Security (except for any amount attributable to interest, including OID (defined below), that such Holder has not already taken into income, which amount will continue to be taxable to as interest otherwise would be) and their "adjusted tax basis" in the Security at the time of the sale. The capital gain or loss will be long-term if a surrendering U.S. Holder held the Security for more than one year at the time of the sale. Long-term capital gains of non-corporate U.S. Holders are generally taxable at lower rates than those applicable to ordinary income or short-term capital gains. Capital gains of corporate U.S. Holders are generally taxable at the regular tax rates applicable to corporations. A Holder's ability to deduct capital losses may be limited.

        Generally, a U.S. Holder will have an adjusted tax basis in the Securities equal to the amount paid for the Security, increased by the amount of Original Issue Discount ("OID") previously accrued by the U.S. Holder and, if the election described below has been made, market discount previously included in the U.S. Holder's income and decreased by any acquisition premium in respect of the Securities that has been previously taken into account as an offset to OID income. OID generally is the excess of the stated redemption price at maturity of a Security over its issue price and a ratable daily portion of the amount allocable to each accrual period (each of which must be no longer than one year) must be included in income by a Holder, where the amount allocable to each accrual period is determined on a constant yield basis.

        An exception to the capital gain treatment described above may apply if you purchased a Security at a "market discount." If you acquired a Security at a cost that is less than its"revised issue price" (the sum of the issue price of the Securities and the aggregate amount of OID includable in gross income by all prior holders of the Securities), the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is less than 0.0025 multiplied by the revised issue price multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain realized by a U.S. Holder on the sale of a Security having market discount will be treated as ordinary income to the extent of the market discount that you have accrued (on a straight line basis or, at your election, on a constant yield basis), unless such Holder has elected to include market discount in income currently as it accrues.

        Sale of Securities Pursuant to the Put Option by Non-U.S. Holders.    A Non-U.S. Holder who receives cash in exchange for Securities pursuant to the Put Option generally will not be subject to U.S. federal income tax on any gain recognized, unless: (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if the gain on the Securities is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on any gain realized on the sale or exchange of the Securities in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Information Reporting and Backup Withholding.    The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. Holders will generally be subject to such "information reporting," unless the U.S. Holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

        The "backup withholding" rules generally require payors to withhold tax at a rate of 28% from payments subject to information reporting if the recipient fails to furnish its taxpayer identification number to the payor or fails to certify that payments received by such Holder are not subject to backup withholding. In order to satisfy these requirements, U.S. Holders electing to surrender Securities should complete the Substitute Form W-9 which is part of the Purchase Notice and provide it with the Securities being surrendered. A U.S. Holder exempt from backup withholding and information reporting should so indicate in Part 2 of the Substitute Form W-9.

        If a Non-U.S. Holder holds Securities through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Securities are held by a Non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the Non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form) to the payor. Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Securities pursuant to the Put Option.

        11.   Additional Information. Tyco is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1580, 100 F Street NE, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Such reports and other information concerning Tyco may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The documents listed below contain important information about the Company and its financial condition.

  •
  Tyco's Annual Report on Form 10-K for the year ended September 29, 2006, filed on December 11, 2006;

  •
  All other reports filed pursuant to Section 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

  •
  All documents filed with the SEC by Tyco pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., Eastern Time, on the Purchase Date; and

  •
  The description of the Securities and Tyco's Common Shares set forth in Tyco's Registration Statement on Form S-3 (File No. 333-51548) dated December 8, 2000, including any amendments or reports filed with the SEC for the purpose of updating such description.

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

        12.   No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

        13.   Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

        14.   Conflicts. In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

        None of the Company or its board of directors or employees is making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

TYCO INTERNATIONAL LTD.

October 19, 2007

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of Tyco's board of directors and executive officers:

Name	Positions Held
Edward D. Breen	Chairman of the Board, Chief Executive Officer
John A. Krol	Lead Director
Admiral Dennis C. Blair, USN Ret.	Director
Brian Duperreault	Director
Bruce S. Gordon	Director
Rajiv L. Gupta	Director
H. Carl McCall	Director
Dr. Brendan R. O'Neill	Director
William S. Stavropoulos	Director
Sandra S. Wijnberg	Director
Jerome B. York	Director
Edward C. Arditte	Senior Vice President, Investor Relations
Christopher J. Coughlin	Executive Vice President, Chief Financial Officer
Carol Anthony ("John") Davidson	Senior Vice President, Controller and Chief Accounting Officer
Patrick Decker	President, Tyco Flow Control
John E. Evard	Senior Vice President, Chief Tax Officer
Naren K. Gursahaney	President, ADT Worldwide
Martina Hund-Mejean	Senior Vice President, Treasurer
George Oliver	President, Tyco Safety Products
Judith A. Reinsdorf	Executive Vice President and General Counsel
Laurie Siegel	Senior Vice President, Human Resources

        Tyco maintains its registered and principal executive offices at Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at 9 Roszel Road, Princeton, New Jersey 08540. The telephone number there is (609) 720-4200.

A-1

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TYCO INTERNATIONAL LTD. COMPANY NOTICE TO HOLDERS OF TYCO INTERNATIONAL LTD. LIQUID YIELD OPTION™ NOTES DUE 2020 (ZERO COUPON—SENIOR) CUSIP No.: 902124 AC 0
TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT INFORMATION CONCERNING THE PUT OPTION
TYCO INTERNATIONAL LTD.
COVIDIEN LTD.
TYCO ELECTRONICS LTD.
ANNEX A BOARD OF DIRECTORS AND EXECUTIVE OFFICERS